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                                                                   EXHIBIT 10.42


                                January 12, 2004


Judith Rodin, PhD.
President
University of Pennsylvania
100 College Hall
Philadelphia, PA   19104

Dear Judith:

         This will confirm the following agreement relating to the deferral of your director's fees in 2004.

         1. All director's fees and retainers ("Fees") payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation and American Airlines, Inc. for the period January 1, 2004 through December 31, 2004, will be deferred and paid to you in accordance with this letter agreement.

         2. Interest will be accrued on the amounts to be paid on a deferred basis pursuant to paragraph 1 above, from the date such fees would otherwise have been paid to the date actually paid, at the prime rate which The Chase Manhattan Bank (National Association) from time to time charges in New York for 90-day loans to responsible commercial borrowers, such interest to be compounded monthly.

         3. The total amount to be paid on a deferred basis plus the aggregate amount of interest accrued thereon will be paid to you in a lump sum distribution within 30 days of the date when you cease to be a Director of AMR Corporation.

         4. AMR's obligation to make payments pursuant to paragraph 3 hereof will not be released or modified by reason of your death. In such event, the number of Stock Equivalent Units as of your date of death will be multiplied by the fair market value of AMR stock during the calendar month immediately preceding your death, and the amount paid to the Trustees under your Revocable Agreement of Trust, dated September 15, 1997, as amended November 3, 1997, Judith Rodin Settlor and Trustee.

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         If the foregoing is satisfactory to you, please indicate by signing one of the originals (two are enclosed) and returning it to me.


                                                      Very truly yours,


                                                      Charles D. MarLett
                                                      Corporate Secretary


Accepted and agreed:


 /s/ Judith Rodin
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Judith Rodin


 1/22/2004
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Date